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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 18, 2010, except for Note 15, as to which the date is October 21, 2010, with respect to the consolidated financial statements of OnCure Holdings, Inc. and Subsidiaries and to the use of our report dated January 7, 2010 with respect to the consolidated financial statements of ROA Associates, LLP in the Registration Statement (Form S-4) and related prospectus of OnCure Holdings, Inc. for the registration of $210 million of its 11 3/4% Senior Secured Notes due 2017.

/s/ Ernst & Young LLP

Denver, Colorado
October 21, 2010

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm